As filed with the Securities and Exchange Commission on March 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JACOBS ENGINEERING GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4081636
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1111 South Arroyo Parkway

Pasadena, California 91105

(626) 578-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JACOBS ENGINEERING GROUP INC.

1999 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

John W. Prosser, Jr.

1111 South Arroyo Parkway

Pasadena, California 91105

(626) 578-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter F. Ziegler

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

(213) 229-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $1.00 per share (4)	2,000,000	$54.01	$108,020,000	$12,714

(1)	This Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Calculated pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on March 11, 2005, which was $54.01.
(4)	Also includes associated preferred share rights to purchase shares of common stock of the Registrant pursuant to the Registrant’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by Jacobs Engineering Group Inc., a Delaware corporation, the Registrant, relating to an additional 2,000,000 shares of its common stock, par value $1.00 per share, issuable to eligible persons under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to optionees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission, referred to herein as the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated by reference, as of their respective dates, in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004;

•	The Registrant’s Quarterly Reports on Form 10-Q for the period ended December 31, 2004;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 27, 2004, November 2, 2004 and February 22, 2005;

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on November 16, 1989, including any amendment or report filed for the purpose of updating such description; and

•	The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on December 22, 2000, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances. Article 15 of the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person, his or her testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such person, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person acted in any of the capacities set forth above, or is or was serving at the request of the Registrant in any such capacity for another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer has no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, or is or was serving at the request of the Registrant in such any such capacity for another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit of such director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (c) of Section 145 of the DGCL provides that to the extent that a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith.

Subsection (e) of Section 145 of the DGCL requires an undertaking by or on behalf of such director or officer to repay any such expenses advanced to such director or officer by the corporation if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.

Indemnification provided for by Section 145 is not to be deemed exclusive of any other rights to which the indemnified party may be entitled. Section 145 permits a corporation to maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 14 of the Registrant’s Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that Article 14 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction for which the director derived an improper benefit. Article 14 further provides that if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of Article 14 shall increase the personal liability of any director of the Registrant for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Registrant existing at the time of the repeal or modification.

Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving in such capacity at the request of the Registrant for another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Unless ordered by a court, any indemnification pursuant to Article VII must be based on a determination that such indemnification is proper under the circumstances and that such person met the applicable standard of conduct. Such determination must be made by (i) a majority vote of a quorum of directors not party to the action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) the Registrant’s stockholders.

Indemnification is however prohibited in the following matters: (i) subsequent to the payment of remuneration, it is determined by a final judgment or other final adjudication that such remuneration paid was in violation of law; (ii) any accounting of profits made from the purchase or sale by such person of the Registrant’s securities within the meaning of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law; (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (iv) actions based on or attributable to such person having gained any personal profit or advantage to which such person was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful.

The Registrant may, from time to time, maintain a policy, or policies, of directors’ and officers’ liability insurance which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the Registrant’s Certificate of Incorporation and Bylaws and the sections of the DGCL referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number		Exhibit

4.1	–	Certificate of Incorporation of Jacobs Engineering Group Inc., as amended. Filed as Exhibit 3 to the Quarterly Report of Jacobs Engineering Group Inc. on Form 10-Q for the period ended June 30, 2003 and incorporated herein by reference.

4.2	–	Bylaws of Jacobs Engineering Group Inc. Filed as Exhibit 5.03 to the Current Report on Form 8-K of Jacobs Engineering Group Inc. dated November 1, 2004 and incorporated herein by reference.

4.3	–	Amended and Restated Rights Agreement, amended and restated as of December 20, 2000 by and between Jacobs Engineering Group Inc. and Mellon Investor Services LLC, as Rights Agent. Filed as Exhibit 1 to the Form 8-A/A of Jacobs Engineering Group Inc. filed on December 22, 2000 and incorporated herein by reference.

4.4*		Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date.

4.5*		Form of Jacobs Engineering Group Inc. Non-Qualified Stock Option Agreement

4.6*		Form of Jacobs Engineering Group Inc. Restricted Stock Agreement

5.1*	–	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	–	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2*	–	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney (contained on signature page hereto).

*	Filed herewith.

Item 9. Undertakings.

A	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 18th day of March, 2005.

JACOBS ENGINEERING GROUP INC.

By:	/s/ NOEL G. WATSON
Noel G. Watson
Chief Executive Officer, Director and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Noel G. Watson, William C. Markley, III and John W. Prosser, Jr., and each of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement (including any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), with exhibits thereto and other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ NOEL G. WATSON Noel G. Watson	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	March 18, 2005

/s/ JOHN W. PROSSER, JR. John W. Prosser, Jr.	Executive Vice President, Finance and Administration and Treasurer (Principal Financial Officer)	March 18, 2005

/s/ NAZIM G. THAWERBHOY Nazim G. Thawerbhoy	Senior Vice President and Controller (Principal Accounting Officer)	March 18, 2005

/s/ CRAIG L. MARTIN Craig L. Martin	Director and President	March 18, 2005

/s/ JOSEPH R. BRONSON Joseph R. Bronson	Director	March 18, 2005

/s/ ROBERT C. DAVIDSON, JR. Robert C. Davidson, Jr.	Director	March 18, 2005

/s/ EDWARD V. FRITZKY Edward V. Fritzky	Director	March 18, 2005

/s/ ROBERT B. GWYN Robert B. Gwyn	Director	March 18, 2005

/s/ LINDA K. JACOBS Linda K. Jacobs	Director	March 18, 2005

/s/ DALE R. LAURANCE Dale R. Laurance	Director	March 18, 2005

/s/ LINDA FAYNE LEVINSON Linda Fayne Levinson	Director	March 18, 2005

/s/ BENJAMIN F. MONTOYA Benjamin F. Montoya	Director	March 18, 2005

/s/ THOMAS M.T. NILES Thomas M.T. Niles	Director	March 18, 2005

/s/ DAVID M. PETRONE David M. Petrone	Director	March 18, 2005

Exhibit Number		Exhibit

4.1	–	Certificate of Incorporation of Jacobs Engineering Group Inc., as amended. Filed as Exhibit 3 to the Quarterly Report of Jacobs Engineering Group Inc. on Form 10-Q for the period ended June 30, 2003 and incorporated herein by reference.

4.2	–	Bylaws of Jacobs Engineering Group Inc. Filed as Exhibit 5.03 to the Current Report on Form 8-K of Jacobs Engineering Group Inc. dated November 1, 2004 and incorporated herein by reference.

4.3	–	Amended and Restated Rights Agreement, amended and restated as of December 20, 2000 by and between Jacobs Engineering Group Inc. and Mellon Investor Services LLC, as Rights Agent. Filed as Exhibit 1 to the Form 8-A/A of Jacobs Engineering Group Inc. filed on December 22, 2000 and incorporated herein by reference.

4.4*		Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date.

4.5*		Form of Jacobs Engineering Group Inc. Non-Qualified Stock Option Agreement

4.6*		Form of Jacobs Engineering Group Inc. Restricted Stock Agreement

5.1*	–	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	–	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2*	–	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney (contained on signature page hereto).

*	Filed herewith.